Issuer Free Writing Prospectus dated December 3, 2025

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated November 21, 2025 and filed with the U.S. Securities and Exchange Commission on November 24, 2025

Registration Statement No. 333-290518

Seahawk Recycling Holdings, Inc. Issuer Free Writing Prospectus dated December 3 , 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933 , as amended Relating to Preliminary Prospectus dated November 21 , 2025 and filed with the U.S. Securities and Exchange Commission on November 24, 2025 Registration Statement No. 333 - 290518 INVESTOR PRESENTATION December 2025

# DISCLAIMER

SEAHAWK-INC

This presentation (the "Presentation") has been prepared by Seahawk Recycling Holdings, Inc. ("we," "us," "our," "Seahawk" or the "Company"). Certain information contained herein has been derived from sources prepared by third parties. While such information is believed to be reliable for the purposes used herein, the Company makes no representation or warranty with respect to the accuracy of such information. This Presentation does not purport to contain all of the information that may be required to evaluate a possible transaction. The Company has filed a registration statement on Form F-1, as amended (Registration No.333-290518) with the Securities and Exchange Commission ("SEC"). The offering to which this Presentation will be made is pursuant to a prospectus included in the registration statement after the registration statement has been declared effective by the SEC. Before you invest, you should read the registration statement and the related prospectus and the other documents that we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov.

This Presentation does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Company in any jurisdiction, domestic or foreign, where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities of the Company have not been registered under the Securities Act or any other applicable securities law. The Company's securities have not been approved or disapproved by the SEC or any other regulatory or governmental authority, nor have any of the foregoing passed upon the accuracy or adequacy of the information presented. Any representation to the contrary is a criminal offense. Statements contained in this Presentation relate to the historical experience of the Company's founders, officers, directors or their affiliates. An investment in the Company is not an investment in any of their past investments, companies or funds affiliated with them. The historical results of these investments, companies or funds are not necessarily indicative of future performance of the Company.

Forward-Looking Statements

This Presentation and any accompanying oral presentation contain forward-looking statements within the meaning of federal securities law and are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary. These forward-looking statements appear in a number of places throughout this Presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our ongoing and planned product development; our intellectual property position; the degree of utility of our products; our ability to develop commercial functions; our results of operations; cash needs; financial condition, liquidity, prospects, growth and strategies; the industry in which we operate; and the trends that may affect the industry or us.

We may, in some cases, use terms such as "believes," "estimates," "anticipates," "expects," "predicts," "plans," "intends," "possible," "potential," "may," "could," "might," "will," "should," "would," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this Presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this Presentation.

You should also read carefully the factors described in the "Risk Factors" section and other parts of any prospectus that is distributed in order to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this Presentation will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by any person that we will achieve our objectives and plans in any specified timeframe, or at all. Any forward-looking statements that we make in this Presentation speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this Presentation or to reflect the occurrence of unanticipated events.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

2

FREE WRITING PROSPECTUS This presentation highlights basic information about us and the proposed offering . Because it is a summary, it does not contain all of the information that you should consider before investing . We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering . You may access these documents for free by visiting EDGAR on the SEC website at http : //sec . gov/ . The preliminary prospectus filed on November 24 , 2025 is available on the SEC website at htp : //sec . gov/ . Alternatively, we or our underwriter will arrange to send you the preliminary prospectus if you contact Cathay Securities Inc . , 40 Wall St Suite 3600 , New York, NY 10005 , or via email service@cathaysecurities . com, or via telephone at + 1 (855) 939 - 3888 , or contact Seahawk Recycling Holdings, Inc . via email : ir@seahawk - inc . com . This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective . SEAHAWK - INC 3 Not e: Unles s ot herwis e s t at ed, all inf orm at ion inc luded in t his pres ent at io n i s as of t he dat e of t he prelim inary pros pec t us .

PRELIMINARY OFFERING SUMMARY Seahawk Recycling Holdings, Inc. Issuer Nasdaq Capital Market Exchange Initial Public Offering Offering Type SEAH Proposed Listing Ticker 2, 000, 000 Class A Ordinary Shares Ordinary Shares Offered 300, 000 Class A Ordinary Shares ( 15% of base offering) Overallotment 22, 000, 500 Class A Ordinary Shares ( or 22, 300, 500 Class A Ordinary Shares assuming full exercise of the underwriter’s over - allotment option) and 3, 529, 500 Class B Ordinary Shares Ordinary Shares Outstanding after the Offering $4. 00 ~ $6. 00 Offering Price $ 8 . 1 million ( o r $ 9 . 5 million i f the underwriter exercises i t s over - allotment option in full) b a s e d o n the a ss u m e d initial public offering price o f $ 5 . 0 0 pe r Class A Ordinary Share, after deducting estimated underwriting discounts an d estimated offering e x pen s e s payable b y us Net Proceeds Approximately 30% in Global market expansion and localized operations Use of Proceeds Approximately 20% in Research, development, and optimization of AI - powered trading/ matching system Approximately 15% in Expansion into new recyclable categories and product line development Approximately 20% in Domestic and international facility investment and environmental certification Approximately 15% in General working capital and f inancial stability reserves Cathay Securities, Inc. Underwriter SEAHAWK - INC 4 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

CORPORATE STRUCTURE Public Shareholders Seahawk Recycling Holdings, Inc. B V I , 2025 TOP EDGE DEVELOPMENTS LIMITED B V I , 2022 KAIYO JAPAN CO., LTD J apan , 2013 Wisdom Focus Group Limited B V I , 2025 Midori Earth Holdings Limited B V I , 2025 100% 100% Kumo Capital Limited B V I , 2025 Honour Global Group Limited B V I , 2022 Takumi Green Group Ltd. B V I , 2025 Link Power Ventures Limited B V I , 2022 Pre - IPO% 1. 17%/ 1. 14% 1. 17%/ 1. 14% 1. 25%/ 1. 22% 1. 25%/ 1. 22% 2. 33%/ 2. 29% 92. 83%/ 90. 83% / Post - IPO% 5 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s . 0%/ 2. 16% SEAHAWK - INC

# WHO WE ARE

Seahawk Recycling Holdings, Inc. is an international recycling company headquartered in Tokyo, Japan, committed to advancing sustainable material solutions across East Asia and Southeast Asia.

As a committed advocate for environmental sustainability, the Company has devoted itself to promoting the development of a low-carbon and zero-waste global green circular economy by engaging in the trading of recyclable resources such as waste paper and scrap metal.

The Company's operations span Japan, East Asia, Southeast Asia, and the United States, enabling the efficient reuse of materials and supporting the regional transition toward environmental sustainability and a circular economy.


Tokyo, Japan

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

6

SEAHAWK-INC

# WHAT WE DO

Seahawk develops an integrated resource-circulation network that connects recyclable-material suppliers and industrial users across Japan, East Asia, Southeast Asia, and the United States.

The Company manages the trading of recyclable materials, including waste paper, paper pulp, old metal appliances, and dismantled metal wires, to facilitate efficient resource reuse and sustainable material sourcing within regional ecosystems.


$



Waste Papers



Paper Pulps



Old Metal Products



Dismantled Metal Wires

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

7

# BUSINESS MODEL

Seahawk operates as an integrator within the recycling value chain, creating value through a capital-efficient, sustainable, and scalable model aligned with global ESG priorities.

By connecting supply and demand for recyclable materials within Japan, East Asia, Southeast Asia, and the United States, Seahawk achieves flexible expansion and efficient operations without reliance on heavy facilities.

Seahawk's model combines financial efficiency, sustainable growth, and replicable structure.



SEAHAWK-INC

Integrator

Capital-Efficient

Sustainable

Scalable

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

8

# COMPETITIVE STRENGTHS

SEAHAWK-INC

## 01 Effective Proprietary Transaction Matching System

- Optimal supply-demand matching
- Enhance transaction Efficiency
- Increase decision speed & profitability
- Integrate real-time data

## 02 Extensive & Stable Supply-Demand Network

- Reliable access to resources & demand
- Stable operations and recurring transactions
- Own broad & long-term supplier & customer base

## 03 Alignment with Global Green & Sustainable Trends

- Promote recycling & low-carbon practice
- Align with global sustainability goals
- Strong & stable demand from industry 's counter-cyclical nature

## 04 Product Diversification & Global Strategic Layout

- Operate across East & Southeast Asia
- Focus on waste paper & scrap metal
- Diversify revenue sources
- Mitigate regional & market risks

## 05 Experienced Team with Deep Industry Expertise

- Decade of industry experience
- Ensure compliance & efficient operations
- Strong familiarity with Japanese regulation framework

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

9

# INVESTMENT HIGHLIGHTS

SEAHAWK-INC



1

## Global Supply Chain Penetration

Links high-quality sources in Japan and the U.S. to high-growth markets in Southeast Asia.



ESG

3

## ESG-Integrated Compliance Advantage

Traceable, transparent systems favored by institutional investors.



2

## High-Velocity & Light-Asset Model

Stable spreads, fast cash conversion, repeatable transactions.



4

## Resilient & Non-Cyclical Demand

Driven by essential consumption and packaging use.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

10

INDUSTRY OVERVIEW 311,100 286,969 300,641 326,539 332,369 340,573 21,105 21,561 24,999 24,239 24,493 27,692 25,866 25,219 22,288 25,710 27,897 30,189 406,821 413,737 421,184 429,186 437,770 100,000 50,000 - 150,000 200,000 250,000 300,000 350,000 400,000 450,000 500,000 2022 2023 2024 2025E 2026E 2027E 2028E 2029E Steel Scrap Aluminium Scrap Other Scrap Total Domestic Metal Scrap Purchase Volume By Types (Asia excluding Japan), 2019 - 2029E Driven by robust economic expansion and rapid industrialization across Asia (excluding Japan), the domestic metal scrap purchase volume in Asia excluding Japan has shown significant growth, rising from 358 , 071 . 0 thousand metric tons in 2019 to 398 , 432 . 2 thousand metric tons in 2024 , representing a CAGR of 2 . 2% . Looking ahead, the domestic metal scrap purchase volume in Asia, excluding Japan, is projected to rise to around 437,770.1 thousand metric tons in 2029, and paper consumption across Asia (excluding Japan) is anticipated to grow to 132 million tons. Asia (Excluding Japan) High - Growth Hub 2019 2020 2021 Source: The Frost & Sullivan Report SEAHAWK - INC 11 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

INDUSTRY OVERVIEW 109.6 109.9 117.8 116.4 121.8 124.8 126.2 127.5 128.9 130.4 132.0 - 20.0 40.0 60.0 80.0 100.0 120.0 140.0 2019 2020 2021 2022 2023 2024 2025E 2026E Source: Worldsteel Association, The Frost & Sullivan Report 2027E 2028E 2029E 54.2 55.2 52.6 57.1 58.8 59.5 61.7 62.6 63.5 65.0 66.1 - 10.0 20.0 30.0 40.0 50.0 60.0 70.0 2019 2020 2021 2022 2023 Source: The Frost & Sullivan Report 2024 2025E 2026E 2027E 2028E 2029E Total Waste Paper Consumption (Aisa excluding Japan) 2019 - 2029E Million Ton Recycling Rate of Waste Paper (Asia excluding Japan) 2019 - 2029E % SEAHAWK - INC 12 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

INDUSTRY OVERVIEW Japan has one of the world’s most advanced recycling systems, supported by stable policies and strong logistics. According to Japan’s Ministry of the Environment, Japan’s circular economy market size is targeted to expand to JPY 80 trillion by 2030 (CAGR 6%), with the recycling rate for category four electric household appliances above 86% in 2024, and the waste paper recycling rate in domestic pulp and paper production expected to reach 82 . 5 % by 2029 . Japan Mature & Stable Market 86% 87% 87% 87% 87% 87% 13 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s . 100% 80% 60% 40% 20% 0% 2022 2023 2024 79.5% 84.9% 79.5% 81.1% 81.6% 81.7% 81.8% 82.0% 82.2% 82.4% 82.5% 100.0% 80.0% 60.0% 40.0% 20.0% 0.0% 2019 2020 2021 2022 2023 2024 2025E 2026E 2027E 2028E 2029E Source: The Frost & Sullivan Report 2019 2020 2021 Source: The Frost & Sullivan Report Recycling Rate of Category Four Electric Household Appliances in Japan Recycling Rate of Waste Paper ( Japan) SEAHAWK - INC

# INDUSTRY OVERVIEW

SEAHAWK-INC

## Global Recycling Transformation

The global recycling industry is expanding as ESG investment and circular-economy policies accelerate. Governments and corporates are reshaping supply chains to reduce waste and support low-carbon growth.

## Regional Synergy

Japan's stable supply base and Southeast Asia's rising demand form the backbone of Asia's circular-economy network, creating long-term growth opportunities for sustainable recycling businesses.



See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

14

# GROWTH STRATEGIES

SEAHAWK-INC

### Globalization & Strategic Expansion

We aim to accelerate global expansion by deepening our presence in high-growth regions such as Southeast Asia and broadening both our customer base and supply network. Through continuous regional development and strategic partnerships, we seek to enhance global competitiveness and achieve sustainable growth.

### Product Diversification & Business Innovation

We plan to diversify our product portfolio and explore innovative recycling categories and service models aligned with sustainability trends, creating new growth drivers and strengthening market resilience.

### AI-Driven Optimization of Proprietary Matching System

We will enhance our proprietary transaction matching system with AI-powered automation to enable real-time market data analysis, improving matching accuracy, decision efficiency, and scalability across global operations.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

15

# FINANCIAL HIGHLIGHTS

SEAHAWK-INC

**+28.2%**

**Revenue**

Solid Top-line Momentum



51,004
65,400
FY2024
FY2025

**+173.4%**

**Gross Profit**

Improved Margin Efficiency



963
2,634
FY2024
FY2025

**Net income Positive**

Profitability Turnaround Achieved



-303
1,217
FY2024
FY2025

All amounts in U.S. dollars, in thousands unless otherwise stated.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

16

# FINANCIAL HIGHLIGHTS

SEAHAWK-INC

**+95.4%**

**Total Assets**

Scaling Operations Rapidly



9,343
18,257
FY2024
FY2025

**+165.3%**

**Cash & Equivalents**

Strengthened Liquidity Base



620
1,646
FY2024
FY2025

**Consistent and Diversified Revenue Structure**



0.30%
25.07%
29.98%
74.93%
69.72%
Other
Waste paper
Scrap metal
FY2024
FY2025

All amounts in U.S. dollars, in thousands unless otherwise stated.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

17

# MANAGEMENT & GOVERNANCE

SEAHAWK-INC



## Guanglang Jiang

CEO, Director &
Chairman of the Board

- Over 15 years of leadership experience in cross-border capital markets and corporate strategy.
- Led multiple NASDAQ listings and investment projects across the Asia-Pacific region, with deep expertise in corporate governance, ESG integration, and sustainable growth strategies.
- Currently serves as Chairman and CEO, overseeing Seahawk's global strategy and operations.
- U.S. Certified Management Accountant (CMA).



## Shihai Bi

CFO & Director

- Over 12 years of leadership experience in the recycling and circular-economy industry.
- Leads Seahawk's financial management, strategic planning, and international operations across Japan and East Asia.
- Deep understanding of resource-recycling markets and cross-border compliance.
- MBA, Kokushikan University (Japan).

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

18

# MANAGEMENT & GOVERNANCE

SEAHAWK-INC



## Lin Yang

Independent Director Nominee

- Over 20 years of experience in accounting, auditing, and financial management.
- Previously served as chief accountant for several enterprises, focusing on audit review and internal control optimization.
- Currently serves as CFO and Director of a NASDAQ-listed company.
- Nominated to serve as Independent Director and Chair of the Audit Committee.



## Biwang Zhang

Independent Director Nominee

- Over 18 years of professional experience as a corporate attorney specializing in governance and securities compliance.
- Has advised multinational enterprises across various capital markets, including NASDAQ and HKEX, on corporate structure, listing, and regulatory matters.
- Nominated to serve as Independent Director and Chair of the Compensation Committee.



## Ryo Fuyunishiki

Independent Director Nominee

- Over 25 years of management experience in Japanese enterprises, with a strong background in corporate operations and organizational leadership.
- Currently serves as Director and Chief Operating Officer of a NASDAQ-listed company in Japan, with deep familiarity with NASDAQ regulatory and governance standards.
- Nominated to serve as Independent Director and Chair of the Nominating and Governance Committee.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

19

THANK YOU Underwriter: Cathay Securities, Inc. 40 Wall Street, Suite 3600, New York, NY 10005 service@cathaysecurities.com Issuer: Seahawk Recycling Holdings, Inc. 4F Kita - Shinjuku Kimishima Building 4 - 8 - 16, Kita - Shinjuku, Shinjuku - ku, Tokyo, Japan, 1690074 ir@seahawk - inc.com